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                                                         OMB APPROVAL
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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


/X/ Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Palmer           John                        Business Resource Group (BRGP)                     Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
c/o Business Resource Group                       Number of Reporting        Month/Year          X  Officer (give    Other (Specify
2150 North First Street, Suite 101                Person                     9/98               ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)                                                 5. If Amendment,              Chief Financial Officer
San Jose             CA              95131                                   Date of Original
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)
                                                                          ------------------

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                                                                     Table I -- Non-Derivative Securities Beneficially Owned
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     9/29/98    P             2,000     A       $1.75        5,000                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (3/91)

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
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FORM 4 (CONTINUED)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/        8)         Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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No Change
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
9. Number of                 10. Ownership          11. Nature of
   Derivative                    Form of                Indirect
   Securities                    Derivative             Beneficial
   Beneficially                  Security:              Ownership
   Owned at End                  Direct (D)             (Instr. 4)
   of Month                      or Indirect (I)
   (Instr. 4)                    (Instr. 4)

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Explanation of Responses:

(ONLY FOUR (4) LINES OF TEXT CAN BE ENTERED HERE)

** Intentional misstatements or omissions of facts constitute
   Federal Crime Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).     /s/ John Palmer                  September 29, 1998
                                                                           -------------------------------  ------------------
                                                                           **Signature of Reporting Person           Date


Note. File three copies of this form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (8-92)

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